UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2016

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

CANbridge License Agreement

On March 17, 2016 (the “Effective Date”), AVEO Pharmaceuticals, Inc. (“AVEO”), entered into a Collaboration and License Agreement (the “License Agreement”) with CANbridge Life Sciences Ltd. (“CANbridge”). Under the terms of the License Agreement, AVEO granted CANbridge the exclusive right to develop and commercialize AVEO’s proprietary ErbB3 (HER3) inhibitory antibody (“AV-203”) for the diagnosis, treatment and prevention of disease in humans and animals in all countries other than the United States, Canada and Mexico (the “Licensed Territory”). Under the terms of the License Agreement, if AVEO determines to grant a license to any ErbB3 inhibitory antibody in the United States, Canada or Mexico, AVEO is obligated to first negotiate with CANbridge for the grant to CANbridge of a license to such rights. In addition, for a period of time following the completion of certain proof-of-concept clinical studies by CANbridge involving the use of AV-203 for the treatment of squamous cell esophagus cancer, AVEO has agreed to negotiate exclusively with CANbridge for (a) the right to co-develop ErbB3 inhibitory antibody products for the treatment of squamous cell esophagus cancer or (b) the right to include the United States, Canada and Mexico as part of the Licensed Territory under the License Agreement.

Under the terms of the License Agreement, CANbridge is required to make an upfront payment to AVEO of $1 million within forty business days of the Effective Date. CANbridge has also agreed to reimburse AVEO $1 million for certain manufacturing costs and expenses incurred by AVEO with respect to AV-203 prior to the Effective Date, $500,000 of which will be due to AVEO on the earlier of (i) the date of validation by CANbridge of certain manufacturing development activities conducted by AVEO prior to the Effective Date or (ii) twelve months from the Effective Date, and the remaining $500,000 of which will be due to AVEO on the earlier of (i) the date of validation by CANbridge of such manufacturing development activities or (ii) eighteen months from the Effective Date. AVEO will also be eligible to receive up to $42 million in potential development and regulatory milestone payments and up to $90 million in potential sales based milestone payments based on annual net sales of licensed products. Upon commercialization, AVEO is eligible to receive a tiered royalty, with a percentage range in the low double digits, on net sales of approved licensed products. CANbridge’s obligation to pay royalties for each licensed product expires on a country-by-country basis on the later of the expiration of patent rights covering such licensed product in such country, the expiration of regulatory data exclusivity in such country and ten years after the first commercial sale of such licensed product in such country.

CANbridge is obligated to use commercially reasonable efforts to develop and commercialize AV-203 in each of China, Japan, the United Kingdom, France, Italy, Spain, and Germany. CANbridge has responsibility for all activities and costs associated with the further development, manufacture, regulatory filings and commercialization of AV-203 in the Licensed Territory.

The term of the License Agreement commenced on the Effective Date and will continue until the last to expire royalty term applicable to licensed products. Either party may terminate the License Agreement in the event of a material breach of the License Agreement by the other party that remains uncured for a period of 45 days, in the case of a material breach of a payment obligation, and 90 days in the case of any other material breach. CANbridge may terminate the License Agreement without cause at any time upon 180 days’ prior written notice to AVEO. AVEO may terminate the License Agreement upon thirty days’ prior written notice if CANbridge challenges any of the patent rights licensed to CANbridge under the License Agreement.

AVEO and CANbridge have each agreed that it will not directly or indirectly develop or commercialize any ErbB3 inhibitory antibody product during the term of the License Agreement other than pursuant to the License Agreement.

A percentage of any milestone and royalty payments received by AVEO (but not upfront and reimbursement payments) are due to Biogen Idec International GMBH (“Biogen”) as a sublicensing fee under the option and license agreement between AVEO and Biogen dated March 18, 2009, as amended.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by the full text of the License Agreement, which AVEO intends to file as an exhibit to its future filings with the Securities and Exchange Commission.

Item 8.01	Other Events.

On March 21, 2016, AVEO issued a press release announcing its entry into the License Agreement described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release issued by AVEO Pharmaceuticals, Inc. on March 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: March 21, 2016

By:	/s/ Michael Bailey
Michael Bailey
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release

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